Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”) is entered into by Michael Schuh (hereinafter referred to as “EMPLOYEE”) and SONOSITE, INC. (hereinafter referred to as “THE COMPANY”).  On September 13, 2010 (“Notification Date”), THE COMPANY and the EMPLOYEE, discussed EMPLOYEE’s impending employment separation.

RECITALS

A.           EMPLOYEE has been employed by THE COMPANY and his/her employment shall terminate effective on January 7, 2011 (the “Termination Date”).

B.           EMPLOYEE and THE COMPANY wish to enter into an agreement to clarify and resolve any outstanding matters that may exist between them arising out of the employment relationship and its termination, and any continuing obligations of the parties to one another following the end of the employment relationship.

C.           This Agreement is not and should not be construed as an admission or statement by either party that it or any other party has acted wrongfully or unlawfully.  Both parties expressly deny any wrongful or unlawful action.

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises contained below, it is agreed as follows:

1.	EMPLOYMENT: ENDING DATE AND RESPONSIBILITIES

EMPLOYEE’s employment with THE COMPANY shall terminate on the Termination Date.  During the business days prior to the Termination Date, EMPLOYEE agrees to participate in the training of employee(s) and other transitioning activities as THE COMPANY shall reasonably request.

EMPLOYEE shall have no further employment duties or responsibilities to THE COMPANY after the Termination Date.  Effective as of the Termination Date, EMPLOYEE shall be relieved of his/her responsibilities and shall no longer have access to THE COMPANY’s premises or property.  EMPLOYEE further understands and agrees that as of the Termination Date, EMPLOYEE is no longer authorized to incur any expenses, obligations or liabilities on behalf of THE COMPANY or to act on behalf of or represent him/herself as an employee of THE COMPANY.

2.	SEVERANCE PAY AND BENEFITS

Whether or not EMPLOYEE signs this Agreement, including the General Release set forth in Section 10, THE COMPANY shall pay EMPLOYEE his/her accrued salary and benefits, less applicable deductions and tax withholdings, including any PTO (Paid Time Off) balance accrued in accordance with THE COMPANY’s PTO policy, on the next regularly scheduled payday following Termination Date or as otherwise required by applicable state law.  If eligible, EMPLOYEE and EMPLOYEE’s qualified beneficiaries, if any, may elect and pay for continued medical insurance benefits under the Consolidated Omnibus Budget Reconciliation Act (COBRA) for 18 months following termination of employment, in accordance with election materials and other COBRA notices to be sent to EMPLOYEE.  All other employment benefits shall cease effective on the Termination Date   EMPLOYEE agrees that s/he is not owed any additional pay or benefits other than as described in this Section 2.

If EMPLOYEE signs this Agreement and EMPLOYEE has not voluntarily terminated employment prior to Termination Date, in consideration for EMPLOYEE’s promises and agreements set forth below, THE COMPANY agrees, to continue to pay EMPLOYEE’S  bi-weekly salary, less applicable deductions and tax withholdings, commencing on the first regularly scheduled payday following January 21, 2011, and thereafter for an aggregate period of 52 weeks (in accordance with THE COMPANY’S regularly scheduled paydays), subject to the following conditions:  (i) EMPLOYEE is not working full-time as an employee, consultant, or contractor for another business, individual or himself (hereinafter referred to as “Full-time Work”);  (ii) EMPLOYEE has not breached this Agreement or the Employee Agreement referenced in Section 8 and (iii) EMPLOYEE  has fully complied with the restrictions set forth in Section 9 of this Agreement; and (iv) EMPLOYEE can demonstrate, upon THE COMPANY’S request to the reasonable satisfaction of THE COMPANY that EMPLOYEE has made a reasonable effort to obtain Full-Time Work and has not obtained Full-Time work.  In addition, and subject to the terms of this agreement, THE EMPLOYEE remains eligible for any bonuses that he/she would have been entitled to receive under the 2010 Executive VIP plan as if his/her employment had not been terminated prior to the payment date of any bonus.

Subject to the same conditions, if EMPLOYEE properly and timely elects COBRA continuation coverage, THE COMPANY also agrees to pay the EMPLOYEE’s required portion of the monthly premium for such coverage through December, 2011 unless EMPLOYEE obtains coverage sooner through other Full Time Work.  EMPLOYEE shall notify THE COMPANY upon the commencement of Full Time Work or other work and shall also inform THE COMPANY if COBRA coverage paid by THE COMPANY is no longer required as a result of such Work.

In the event a Change in Control of THE COMPANY, as that term is defined in the Senior Management Agreement between EMPLOYEE and THE COMPANY dated December 31, 2008 (“the Senior Management Agreement”), occurs on or before March 31, 2011, EMPLOYEE shall receive the salary, bonus, employee benefits and tax benefits equal or equivalent to those that EMPLOYEE would have been entitled to receive under the Senior Management Agreement (in the same form and manner as provided for under the Senior Management Agreement) if his employment had not terminated prior to a Change in Control, less the similar benefits previously received under this Agreement.

3.	STOCK

EMPLOYEE has reviewed the Stock Option and Award Summary attached hereto as Exhibit A and agrees that, except as listed in the summary, s/he has no stock options, restricted stock units or other rights to acquire any securities of THE COMPANY.  On the Termination Date, THE COMPANY agrees that all of the options and restricted stock units listed in the summary shall vest in full.  EMPLOYEE understands and agrees that s/he will have [90] days following the Termination Date to exercise the options in accordance with THE COMPANY’S option exercise procedures.  S/he further agrees that it is her/his sole responsibility to comply with THE COMPANY’s option exercise procedures and Insider Trading Policy, and if applicable, its Special Trading Procedures Policies, following the Termination Date.

4.	VALID CONSIDERATION

EMPLOYEE and THE COMPANY acknowledge that THE COMPANY’s payments and other undertakings herein are not required by THE COMPANY’s policies or procedures or any contractual obligation and are offered by THE COMPANY solely as consideration for this Agreement.

5.	RETURN OF PROPERTY

EMPLOYEE confirms that on or before the Termination Date and before any severance payment is processed, s/he shall turn over to THE COMPANY all files, memoranda, records, devices, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, material, equipment, credit cards and other documents (whether in paper or electronic form, and all copies thereof) or physical property or reproductions of any aforementioned items that s/he received from THE COMPANY or its employees or generated by EMPLOYEE in the course of employment with THE COMPANY, and which relate to its business.  EMPLOYEE further agrees to return his/her company-provided credit cards, computer, cell phone, office equipment, demo systems, and all other physical property of THE COMPANY.

6.	CONFIDENTIALITY

EMPLOYEE agrees to keep the terms of this Agreement completely confidential and shall not describe any information concerning this Agreement or its terms, except as may be required by law or in order to ensure compliance with this Agreement, in attorney-client privileged situations, and as necessary for discussions with tax advisors.  EMPLOYEE shall instruct any third party to which information is disclosed in accordance with this Section 6, and such third party must agree prior to any such disclosure, to maintain the confidentiality of such information just as EMPLOYEE must.

7.	NONDISPARAGEMENT OBLIGATION

EMPLOYEE and THE COMPANY’s officers and directors shall refrain from making any derogatory comment in the future to the press or any individual or entity, either verbally or in writing, using any medium (including without limitation e-mail, the internet, social networking sites, or blogs), regarding the other that relates to their activities or relationship prior to the date of this Agreement, which comment would likely cause material damage or harm to the business interests or reputation of EMPLOYEE or THE COMPANY.

8.	INVENTIONS, PATENTS, PROPERTY RIGHTS AND CONFIDENTIAL INFORMATION

EMPLOYEE represents and agrees that s/he has complied with all the terms of THE COMPANY’s Employee Agreement Relating to Inventions, Patents, Property Rights and Confidential Information signed by EMPLOYEE (the “Employee Agreement”).  EMPLOYEE further acknowledges that the terms of the Employee Agreement are incorporated by reference into this Agreement, and shall continue in effect following the Termination Date in accordance with the terms thereof, and that EMPLOYEE’s continued compliance with those terms is a material condition of this Agreement.

9.	NO SOLICITING

EMPLOYEE agrees that for a period of one (1) year immediately following the date of this Agreement, EMPLOYEE shall not:

       (a) Approach, initiate contact with, or engage in discussions with any employee of THE COMPANY for the purpose or with the effect of soliciting or encouraging any such individual to terminate his or her employment with THE COMPANY and accept employment with, or otherwise provide services to, EMPLOYEE’s then-current employer or any other person or entity; or

       (b) Advise or provide information to any employee of THE COMPANY regarding the availability or desirability of employment with EMPLOYEE’s then-current employer or any other person or entity; or

       (c) Provide any information to EMPLOYEE’s then-current employer or any other person or entity to the extent that such information may assist that person or entity in (i) identifying any employee of THE COMPANY as a candidate for employment; or (ii) evaluating the desirability of employing any such individual.

If during this one year non-solicitation period EMPLOYEE receives any inquiry from any employee of THE COMPANY regarding prospective employment with EMPLOYEE’s then-current employer or any other person or entity, EMPLOYEE agrees to respond only as follows:  “I am prohibited by the terms of my agreement with Sonosite from engaging in any discussion with you regarding this topic.”

10.	GENERAL RELEASE OF CLAIMS

          (a) EMPLOYEE hereby fully releases and discharges THE COMPANY, its officers, directors, stockholders, employees, agents and representatives (“RELEASED PARTIES”) from any and all debts, obligations, promises, actions or claims of whatever kind or nature that existed or may have existed as of the date of this Agreement, including but not limited to all claims arising in any way out of EMPLOYEE’s employment with THE COMPANY and the termination thereof.  EMPLOYEE makes this commitment even though EMPLOYEE understands that EMPLOYEE may not, as of this date, know all of the claims EMPLOYEE may lawfully have against the RELEASED PARTIES and that EMPLOYEE is relinquishing the right to pursue any claims which EMPLOYEE could have pursued before courts without having the opportunity to pursue those claims to a trial and have the damages, if any, set by a judge and/or jury.  This release is intended to be as broad as the law allows and includes, without limitation, any claims pursuant to statute or otherwise for attorneys’ fees and costs.

       (b) This waiver and release includes, but is not limited to, any claims for wages, bonuses, employment benefits or damages of any kind whatsoever, arising out of any contract, express or implied, any covenant of good faith and fair dealing, express or implied, any theory of wrongful discharge, any legal restriction on THE COMPANY’s right to terminate employees, or any federal, state or other federal, state, or local statute or ordinance governing employment, including, without limitation, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964,  the Americans with Disabilities Act, the Family Medical Leave Act, all federal, state, and local laws prohibiting discrimination, and any other legal limitation on the employment relationship.  This waiver and release shall not waive or release claims where the events in dispute first arise after execution of this Agreement, nor shall it preclude EMPLOYEE or THE COMPANY from filing a lawsuit for the exclusive purpose of enforcing their rights under this Agreement, nor shall it preclude EMPLOYEE from filing charges of discrimination with the EEOC, however, in signing this Agreement EMPLOYEE waives any right to recover monetary damages in connection with any such filing or otherwise.

11.	REMEDY FOR BREACH/ATTORNEYS’ FEES

In the event that EMPLOYEE or THE COMPANY breaches any of their respective obligations under this Agreement or as otherwise imposed by law, EMPLOYEE or THE COMPANY, as the case may be, shall be entitled to recover actual damages resulting from the breach and to obtain all other relief provided by law or equity.  In addition, in any action to enforce any provision of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs of litigation.

12.	REVIEW AND REVOCATION PERIOD; EFFECTIVE DATE

In accordance with the Older Workers’ Benefit Protection Act, the parties agree that:

(a)           EMPLOYEE specifically intends to knowingly and voluntarily waive any rights EMPLOYEE may have under the Age Discrimination in Employment Act (ADEA), and he intends to release RELEASED PARTIES from any and all claims for damages or other remedies he may have under the ADEA.  This release is not to be construed as a waiver of ADEA claims that may arise after the execution of this Agreement.

(b)           By this Agreement, THE COMPANY hereby advises EMPLOYEE that EMPLOYEE should consult with and obtain the advice of an attorney of EMPLOYEE’S choice before signing this Agreement.

(c)           EMPLOYEE has been offered a period of not less than forty-five (45) days from the Notification Date to consider whether to accept the terms of this Agreement, and by executing this Agreement on the day below, has waived the balance of that period, if any.

(d)           EMPLOYEE may execute this Agreement at any time after the Notification Date, and agrees to reexecute this Agreement no earlier than the Termination Date and no later than seven (7) calendar days following the Termination Date, and EMPLOYEE may revoke this Agreement within seven (7) calendar days after reexecuting this Agreement.  If EMPLOYEE revokes this Agreement as set forth above, the entire Agreement becomes invalid and unenforceable and no benefits hereunder will be provided to EMPLOYEE.  The Agreement becomes effective on the eighth day after EMPLOYEE signs it.

(e)           EMPLOYEE acknowledges receipt of the Disclosure Statement attached as Appendix A and has reviewed it prior to executing this Agreement.

13.	SEVERABILITY

The provisions of this Agreement are severable, and if any part of it is found to be unlawful or unenforceable, the other provisions of this Agreement shall remain fully valid and enforceable to the maximum extent consistent with applicable law.

14.	KNOWING AND VOLUNTARY AGREEMENT

EMPLOYEE and THE COMPANY represent and agree that they have read this Agreement, understand its terms, understand that they have the right to consult counsel of choice, and, being fully advised as to the legal effect of this Agreement, have executed this instrument freely and voluntarily.

15.	ENTIRE AGREEMENT

This Agreement sets forth the entire understanding between EMPLOYEE and THE COMPANY and supersedes any prior agreements or understandings, express or implied, pertaining to the terms of his/her employment with THE COMPANY and the termination of the employment relationship, including the Senior Management Agreement.  EMPLOYEE acknowledges that, in executing this Agreement, s/he does not rely upon any representation or statement by any representative of THE COMPANY concerning the subject matter of this Agreement, except as expressly set forth in the text of this Agreement.

16.	APPLICABLE LAW

This Agreement and all obligations and duties under this Agreement shall be governed by and interpreted according to the laws of the State of Washington, without regard to their conflict of laws provisions.

17.	NO ADMISSION OF LIABILITY

This Agreement shall not be construed as an admission by THE COMPANY or EMPLOYEE of any wrongdoing, improper conduct, liability, breach of any agreement between THE COMPANY or EMPLOYEE, or violation by THE COMPANY or EMPLOYEE of any statute, law or regulation.  Both parties agree that neither this Agreement nor any of its terms or conditions will be offered or received in evidence in any proceeding or used in any manner as an admission of wrongdoing or liability on either party’s part except in connection with an action to enforce the terms of this Agreement.

18.           SECTION 409A

Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

To the extent (a) any payments or benefits to which Employee becomes entitled under this Agreement, or under any agreement or plan referenced herein, in connection with Employee’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (b) Employee is deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such payments shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of Employee’s “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) from the Company; or (ii) the date of Employee’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Employee, including (without limitation) the additional twenty percent (20%) tax for which Employee would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral.  Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Employee or Employee’s beneficiary in one lump sum (without interest).

Any termination of Employee’s employment is intended to constitute a “separation from service” and will be determined consistent with the rules relating to a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1.  It is intended that each installment of the payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i).  It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”).  It is intended that payments that are not “short-term deferrals” will be treated to the greatest extent possible under the separation pay plan exception provided under Treasury Regulation Section 1.409A-1(b)(9).  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder comply with Section 409A of the Code.

Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates indicated below.

SONOSITE, INC. By: /s/ MARLA KOREIS Title: CAO Dated: 1-14-2011	EMPLOYEE: /s/ MICHAEL J. SCHUH (Print Name) Michael J. Schuh Dated: 1/14/11